Exhibit 1

This Schedule 13D has been filed to reflect acquisitions of securities by the Reporting Person.

Set forth below is a summary of the Reporting Person’s acquisitions in the Company’s stock since November 19, 2003. The Reporting Person received the restricted stock grants and stock options grants indicated below under the Company’s 2002 Plan as performance-based compensation for service to the Company. The transaction was effected at the Company’s principal executive offices in Coral Gables, Florida.

Date	Number of Shares of Class A Common Stock Acquired	Price Per Share	Description of Transaction Effected
11/10/04	13,300	$31.18	The Reporting Person sold 13,300 shares of Class A Common Stock on the open market for $31.18 per share.

11/09/04	51,700	$30.80	The Reporting Person sold 51,700 shares of Class A Common Stock on the open market for $30.80 per share.

11/08/04	40,000	$30.67	The Reporting Person sold 40,000 shares of Class A Common Stock on the open market for $30.67 per share.

11/08/04	105,000	N/A	The Reporting Person converted 105,000 shares of Class B Common Stock into Class A Common Stock.

10/26/04	37,397	$27.90	The Reporting Person was granted performance-based compensation in the form of an award under the 2002 Plan of 25,000 restricted shares of Series B Preferred Stock. The market value per share of the Series B Preferred Stock on the date of grant was $41.74 (calculated by multiplying the closing market price of the Company’s Class A Common Stock on the date of grant by 1.4959, the number of shares of Class A Common Stock into which the Series B stock could ultimately be converted). The new restricted stock grant is subject to being earned by the achievement of performance goals over a period of 6 months from the date of grant and, if and when earned, is further subject to pro-rata vesting over a period of 8 years from the date on which the shares are deemed earned. The shares will vest immediately upon the death or disability of the Reporting Person or a Change in Control of the Company. The Reporting Person is entitled to vote the restricted shares from the date of

			grant, to the extent that the additional vote from such shares would not increase the Reporting Person’s total voting power to more than fifty percent of the total outstanding voting power of the Company’s shareholders. No dividends will be paid or accrued on the restricted stock unless and until the shares are deemed earned.

10/26/04	37,397	$27.90	The Reporting Person was granted performance-based compensation in the form of an award under the 2002 Plan of 25,000 restricted shares of Series B Preferred Stock. The market value per share of the Series B Preferred Stock on the date of grant was $41.74 (calculated by multiplying the closing market price of the Company’s Class A Common Stock on the date of grant by 1.4959, the number of shares of Class A Common Stock into which the Series B stock could ultimately be converted). The new restricted stock grant is subject to being earned by the achievement of performance goals over a period of one year from the date of grant and, if and when earned, is further subject to pro-rata vesting over a period of 8 years from the date on which the shares are deemed earned. The shares will vest immediately upon the death or disability of the Reporting Person or a Change in Control of the Company. The Reporting Person is entitled to vote the restricted shares from the date of grant, to the extent that the additional vote from such shares would not increase the Reporting Person’s total voting power to more than fifty percent of the total outstanding voting power of the Company’s shareholders. No dividends will be paid or accrued on the restricted stock unless and until the shares are deemed earned.

10/26/04	74,795	$27.90	The Reporting Person does not have beneficial ownership of these shares. The Reporting Person was granted a stock option under the 2002 Plan to purchase 50,000 shares of Series B Preferred Stock at an exercise price of $41.74 per shares, as a part of his compensation for fiscal 2003. The option vests and becomes exercisable pro-rata over a period of five years, in five equal installments, commencing on the first anniversary of the date of grant. The option has a term of 10 years.

9/30/04	112,192	$29.15	The Reporting Person does not have beneficial ownership of these shares. This option was granted a bonus for extraordinary services rendered in connection with the Company’s successful public

			offering of its Class A Common Stock. The Reporting Person was granted a stock option under the 2002 Plan to purchase 75,000 shares of Series B Preferred Stock, at an exercise price of $43.61 per share. The option vests and becomes exercisable pro-rata over a period of five years, commencing on the first anniversary of the date of grant. The option has a term of 10 years.

4/28/04	14,959	$26.05	The Reporting Person was granted an award of 10,000 restricted shares of Series B Preferred Stock. The market value per share of the Series B Preferred Stock on the date of grant was $38.97 (calculated by multiplying the closing market price of the Company’s Class A Common Stock on the date of grant by 1.4959, the number of shares of Class A Common Stock into which the Series B Stock could ultimately be converted). The shares are subject to pro-rata vesting over a period of 8 years commencing on the second anniversary of the date of grant. The shares will vest immediately upon the death or disability of the Reporting Person or a Change in Control of the Company. The Reporting Person is entitled to vote the restricted shares from the date of grant, to the extent that the additional vote from such shares would not increase the Reporting Person’s total voting power to more than fifty percent of the total outstanding voting power of the Company’s shareholders. Dividends will be paid or accrued on the restricted stock.

4/28/04	14,959	$26.05	The Reporting Person does not have beneficial ownership of these shares. The Reporting Person was granted a stock option under the 2002 Plan to purchase 10,000 shares of Series B Preferred Stock at an exercise price of $38.97 per shares, as a part of his compensation for fiscal 2003. The option vests and becomes exercisable pro-rata over a period of 10 years, in eight equal installments, commencing on the second anniversary of the date of grant. The option has a term of 10 years.

2/19/04	469	$7.25	The Reporting Person exercised options for 469 shares of Class A Common Stock.

2/19/04	307	$6.53	The Reporting Person exercised options for 307 shares of Class A Common Stock.

2/19/04	353	$4.95	The Reporting Person exercised options for 353 shares of Class A Common Stock.

12/11/03	29,939	$7.25	The Reporting Person executed a cashless exercise of an option to purchase 42,500 shares of Class B Common Stock. The exercise cost 12,561 Class B Common Stock shares, based on the price per share of $24.53 on the date of exercise. Pursuant to a deferral agreement between the Reporting Person and the Issuer, the Reporting Person deferred receipt of the 29,935 net shares of Class B Common Stock into the BankUnited Rabbi Trust f/b/o Alfred R. Camner.